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                       Exhibit 99.2 - EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective the 1st day of August, 1998, by and between Conectisys, Inc., a Colorado corporation ("CONECTISYS"), ("Employer"), and Lawrence Muirhead ("Consultant/Employee").

WITNESSETH:

WHEREAS, Employer is a corporation, duly organized under the laws of the state of Colorado; and

WHEREAS, Consultant/Employee has expertise in Employer's business which is engaged in the business of high technology and light manufacturer; and

WHEREAS, Employer desires to employ Consultant/Employee, and Consultant/Employee desires to accept employment with Employer upon the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the parties mutually agree as follows:

      1. Employment and Term Employer hereby employs Consultant/Employee and Consultant/Employee hereby accepts employment from Employer to perform the duties set forth below, for an initial term of Three (3) years, subject to the further provisions of this Agreement, and thereafter shall be automatically extended for subsequent two (2) year terms unless terminated as provided herein. Consultant/Employee's employment hereunder shall be continued thereafter from term to term until either party shall give sixty
      (60) days prior written notice of termination. Notwithstanding the foregoing, this Agreement may be sooner terminated as provided in paragraph 8 hereof.

      2. Duties. Consultant/Employee shall devote his full time and efforts to the business of Employer, and shall be an officer of Conectisys, holding the titles of Chief Technical Officer, performing the duties of such offices for Employer. Consultant/Employee shall further have the power Disclosure of such consultation services will conform to section 7

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      herein

      3. Compensation. During the initial term of this Agreement, Consultant/Employee shall receive as compensation for his services, an annual base salary of One Hundred and Fifty Thousand Dollars ($150,000). Base salary shall be paid at a minimum Ninety Thousand Dollars ($90,000) in cash annually and the balance paid at the option of the employer in cash or restricted common stock under rule 144. During the subsequent terms of employment under this agreement, Employer shall negotiate Consultant/Employee's annual base salary in good faith; provided, however, that Employer shall pay Consultant/Employee an annual base salary in such subsequent terms of employment in an amount no less than the annual base salary paid Consultant/Employee during the initial term hereunder. Consultant/Employee shall further receive a bonus, paid at year-end, equal to One percent (1%) of all net profits before taxes earned by Conectisys. Consultant/Employee shall have an option to purchase up to 500,000 shares of Conectisys Corporation restricted stock under rule 144 at a cost of Sixty (60%) of the average market value during the prior 180 days of trading; this option shall remain open for Three (3) years with an option to renew said option for an additional two (2) years.

      4. Fringe Benefits.

      a. Fringe Benefits. Consultant/Employee shall be entitled to participate in all qualified or unqualified Consultant/Employee benefit plans subject only to those prerequisites required of other officers and Consultant/Employees. Consultant/Employee shall receive such other fringe benefits as Employer may determine from time to time in its sole discretion. Consultant/Employee shall be entitled to Three (3) weeks paid vacation each fiscal year. If Consultant/Employee is unable to perform Consultant/Employee's duties by reason of illness or incapacity for a consecutive period of more than two weeks, the compensation payable after the aforesaid period shall be two Thousand Dollars ($2,000), per month. Upon return to full employment, full compensation shall be reinstated. If Consultant/Employee is unable to perform or is absent from employment for a period of more than Three (3), months, Employer may terminate this Employment Agreement, without further cause.

      b. Insurance Benefits. Employer shall provide full medical insurance coverage to the Consultant/Employee and his dependent or the company will reimburse the Consultant/Employee for coverage up to Three Hundred Dollars ($300) per month, at the discretion of the Consultant/Employee.

      c. Hire-on Bonus. Consultant/Employee shall receive Seventy-five Thousand (75,000) Dollars worth of Conectisys Corporation restricted stock under rule 144, at one-half market price, upon execution of this agreement.

      d. Performance Bonuses. Consultant/Employee shall receive performance bonuses for the successful completion of the milestones listed below. The dollar values are to be converted to Conectisys Corporation restricted stock under rule 144 at one-half market price.

            i. Upon successful demonstration prior to December 15, 1998 of a working alpha unit, the Consultant/Employee shall receive Thirty-Seven Thousand Five Hundred Dollars ($37,500) worth of shares of Conectisys Corporation.

            ii. Upon successful completion of the beta server software, the Consultant/Employee shall receive Thirty- Seven Thousand Five

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            Hundred Dollars ($37,500).

            iii. Upon successful completion of the beta base station software, the Consultant/Employee shall receive Seventy-Five Thousand Dollars ($75,000).

            iv. Upon successful completion of the beta node software, the Consultant/Employee shall receive Seventy- Five Thousand Dollars ($75,000).

            v. Upon successful deployment of a beta network, the Consultant/Employee shall receive One Hundred Fifty Thousand Dollars ($150,000).

            vi. Upon successful completion of the gamma server software, the Consultant/Employee shall receive Thirty- Seven Thousand Five Hundred Dollars ($37,500).

            vii. Upon successful completion of the gamma base station software, the Consultant/Employee shall receive Seventy-Five Thousand Dollars ($75,000).

            viii. Upon successful completion of the gamma node software, the Consultant/Employee shall receive Seventy- Five Thousand Dollars ($75,000).

            ix. Upon successful deployment of a gamma network, the Consultant/Employee shall receive One Hundred Fifty Thousand Dollars ($150,000).

            x. Upon successful deployment of a gamma network containing more than 10,000 nodes, the Consultant/Employee shall receive One Hundred Fifty Thousand Dollars ($150,000).

            xi. Upon successful completion of performance criteria i through ix, Consultant/Employee shall have an option to purchase up to 500,000 shares of Conectisys Corporation restricted stock under Rule 144 at a cost of sixty (60%) of the average market value during the prior 180 days of trading.

            xii. Consultant/Employee's maximum number of restricted common stock issuance shall not exceed 1.6 million shares for Performance Bonus criteria i. through ix and Consultant/Employee's Hiring Bonus combined.

            xiii. Consultant/Employee's minimum number of restricted common stock issuance shall not be less than 1.5 million shares for Performance Bonus criteria i. through ix and Consultant/Employee's Hiring Bonus combined.

      5. Reimbursement for expenses. Employer shall reimburse
      Consultant/Employee for all ordinary and reasonable expenses incurred by Consultant/Employee in connection with the business of Employer,. Reimbursement shall be made to Consultant/Employee by

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      Employer no later than within thirty (30) business days following
      Consultant/Employee's submittal to Employer of a reasonable itemization and documentation of such expenses incurred by Consultant/Employee within the prior approval procedures established by the E employer. In the event that reimbursement is made after the thirty (30) business day period, the employer shall also pay the Consultant/Employee interest at 20% per annum for the period between the expiration of the thirty business day period and the date of reimbursement. through Conectisys.

      6. Employer's Documents. Consultant/Employee shall upon termination of employment with Employer, for any reason whatsoever, deliver to Employer any and all records, forms, manuals, notebooks, instructional materials, contracts, lists of names or other customer data and any other documents, computer software or the like which have come into Consultant/Employee's possession by reason of employment with Employer or which Consultant/Employee holds for Employer, irrespective of whether or not any of said items were prepared by Consultant/Employee. Consultant/Employee shall not retain memoranda or copies of any said items; nor shall Consultant/Employee disclose such records forms, contracts lists or names or other customer data or trade secrets to any other person, firm or entity, either before or after termination of employment with Employer.

      7. Disclosure of Information. Consultant/Employee recognizes and acknowledges that Employer's documents, techniques, procedures and processes as they exist from time to time, are valuable, special and unique assets of Employers business. Consultant/Employee, will not, during the term of employment or after the termination thereof, carry away, utilize or disclose any of the technique, procedures, processes or any of the information contained in said Consultant/Employees documents or computer data or any part thereof to any person, firm, corporation, association or other entity for any reason for purpose whatsoever. In the event of a breach or threatened breach by Consultant/Employee of the provisions of this paragraph, Employer shall be entitled to injunction restraining Consultant/Employee from disclosing or utilizing, in whole or in part, any of the above information. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

      Consultant/Employee shall disclose to employer all outside consulting services performed by Consultant/Employee. Disclosure in the prior sentence only is defined as: the firm or individual whom the services are being performed for and the general scope of work being performed. The employer's Board of Directors shall determine at such time if a conflict of interest occurs.

      8. Termination of Employment. Employer may not terminate
      Consultant/Employee's employment hereunder during the initial period, except for cause, as defined herein. Thereafter, either party hereto may terminate this Agreement without cause upon sixty (60) days written notice to the other party.

            a. Termination for Cause - By Employer. Employer may terminate this Agreement for cause, which shall be defined as:

                  i. In the event that Consultant/Employee refuses to carry out the reasonable and lawful directions of Employer or Consultant/Employee shall defraud Employer, embezzle funds of Employer, engage in willful misconduct, proven fraud or dishonesty in the performance of Consultant/Employee's duties

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                  hereunder;

                  ii. In the event that Consultant/Employee breaches any of the covenants contained in this Agreement and such breach has not been cured to the reasonable satisfaction of Employer; or

                  iii. In the event that Consultant/Employee is materially incapacitated from performing Consultant/Employee's duties hereunder by reason of illness or other disability, but only in the event that such incapacity or disability continues for a continuous period of at least Ninety (90) days.

                  iv. Consultant/Employee's failure to follow Employer's the rules and regulations regarding non- disclosure and disclosure of Employer's trade secrets.

            b. Termination for cause-By Consultant/Employee. Consultant/Employee may terminate this Agreement for cause, which shall be defined as being in the event that Employer breaches any of the covenants contained in this Agreement and such breach has not been cured to the reasonable satisfaction of Consultant/Employee.

            c. Termination on Death of Consultant/Employee. This Agreement shall terminate upon the death of Consultant/Employee.

            d. Severance Pay. In the event of the termination for cause of Consultant/Employee as provided in this Agreement, Consultant/Employee shall not receive any severance or termination pay, except for salary, bonuses and benefits accrued or earned, but unpaid as of the date of Consultant/Employee's termination. In the event of termination by employer for any other reason as provided herein, Consultant/Employee shall receive, at the time of termination, a lump sum severance payment, in addition to salary, bonuses and benefits accrued or earned, but unpaid as of the date of Consultant/Employee's termination, in an amount equal to Consultant/Employee's salary and benefits payable under the terms hereof for a period of One Hundred Eighty (180) days. All stock options are vested and are irrevocable at the start of this agreement. In the event that termination for cause pursuant to
            Section 8(a)(i) occurs then all stock options are automatically revoked upon discovery.

      9. Notice. All demands, notices and other communications to be given hereunder shall be in writing and shall be deemed received when personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid, and addressed as follows:

      Consultant/Employee:
      Lawrence Muirhead

      Employer:

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      Conectisys, Inc.
      24307 Magic Mountain Parkway, Suite #41
      Valencia, CA 91355

      or at such other address the parties may from time to time designate by written notice hereunder.

      10. Waiver. Waiver by Employer of a breach of any provision of this Agreement by Consultant/Employee shall not construe Consultant/Employee as a waiver of any subsequent breach. Waiver by Consultant/Employee of a breach of any provision of this Agreement by Employer shall not be construed as a waiver of any subsequent breach by Employer. Waiver by Employer of a breach of any provision of this Agreement by Consultant/Employee shall not be construed as a waiver of any subsequent breach by Consultant/Employee.

      11. Assignment. All rights and obligations under this Agreement shall be personal to Consultant/Employee and shall not be assignable by Consultant/Employee. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.

      12. Confidentiality of this Agreement. Employer and Consultant/Employee agree to keep and maintain the terms and provisions of this agreement absolutely confidential and shall not disclose its terms to any person or entity.

      13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of California. Venue for any legal action arising from this Agreement shall lie only in Los Angeles County, California.

      14. Heading's. Any headings preceding the text of the paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

      15. Saving Clause. If any provision or clause of his Agreement, or application thereof to any person or circumstances is held invalid or unlawful, such invalidity or unlawfulness shall not effect any other provision or cause of this Agreement or application thereof which can be given effect without the invalid or unlawful provision, clause or application.

      16. Entire Agreement. This Agreement contains the entire understanding between the parties hereto. There have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof No changes, modifications or alterations of any of the terms and provisions, contained in this Agreement, shall be effective unless changed, modified, or altered in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Consultant/Employee:


By: /s/ Lawrence Muirhead
-------------------------
Lawrence Muirhead

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Employer:


By: /s/ Robert A. Spigno
------------------------
Robert A. Spigno
President & CEO